Exhibit 99.1

      MOVIE GALLERY REPORTS A 1.5% INCREASE IN SAME-STORE REVENUES FOR THE
                               2005-FIRST QUARTER

    DOTHAN, Ala., April 18 /PRNewswire-FirstCall/ -- Movie Gallery, Inc. (Nasdaq: MOVI), one of the nation's leading video retailers, today announced a 1.5% increase in same-store revenues for the 2005-first quarter. Previously, the Company indicated that same-store revenues for the period were expected to be in the range of 0.5% to 1.5%.

    "We are pleased to have achieved a 1.5% increase in same-store revenues for the quarter, especially in light of the difficult comparison to a positive 2.0% comp in last year's first quarter," said Joe Malugen, Chairman, President and Chief Executive Officer. "Our same-store sales comps in the quarter were positively impacted by an increase in previously-viewed sales, which results in a slightly lower overall rental margin."

    "We also added a net total of 61 stores during the 2005-first quarter, with 62 new stores, 18 acquired stores and 19 store closures," added Malugen. "As a result, at quarter end, we had a total of 2,543 stores throughout North America, with 2,330 stores in the United States, 206 stores in Canada, and 7 stores in Mexico."

    2005-First Quarter Results
    The Company continues to forecast revenues for the 2005-first quarter to be in the range of $228 million to $233 million, an increase of 12% to 15% over the comparable period last year. In addition, the Company is still projecting earnings to range between $0.56 and $0.60 per diluted share.

    During the week of May 9th, the Company intends to release final financial results for the quarter as well as revenue and earnings guidance for the remainder of fiscal 2005.

    About Movie Gallery
    Movie Gallery, Inc. is the third-largest company in the specialty video retail industry based on revenues and the second-largest in the industry based on stores. As of April 3, 2005, Movie Gallery owned and operated 2,543 stores located primarily in the rural and suburban markets throughout North America, including over 200 stores in Canada. Since the company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.

    Forward Looking Statements
    This release contains forward-looking statements, including statements relating to Movie Gallery's financial estimates for the 2005-first quarter and fiscal 2005 year. The forward-looking statements in this release are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. These risks and uncertainties

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include: (i) same-store revenues are less than projected; (ii) the number of new store openings during the year is less than projected; (iii) the Company's actual expenses differ from estimates and expectations; (iv) competitive pressures are greater than anticipated; (v) availability of new movie releases priced for sale may negatively impact consumers' desire to rent movies; (vi) movie studios could change their distribution policies, (vii) video game hardware and software manufacturers may fail to introduce new products; (viii) Movie Gallery's information systems may fail to perform as anticipated; (ix) consumer demand for movies and games may be less than expected; (x) availability of movies and games may be less than expected; (xi) competitive pressures, including technological advances, may be greater than anticipated;
(xii) the Company may expand its investment in existing strategic initiatives for alternative delivery of media content or choose to invest in significant new strategic initiatives; (xiii) matters related to closing conditions contained in the merger agreement between Movie Gallery and Hollywood, including approval of the Hollywood shareholders and conditions to the consummation of the financing contemplated by the merger agreement; (xiv) risks and costs related to integrating acquisitions; (xv) effects of the long-term indebtedness to be incurred to fund the proposed acquisition of Hollywood and (xvi) other risks described in Movie Gallery's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Cautionary Statements" in Movie Gallery's annual report on Form 10-K for the fiscal year ended January 2, 2005. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

    HOLLYWOOD STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive proxy statement, as well as other filings containing information about the parties, without charge, at the Securities and Exchange Commission's Internet site (http://www.sec.gov ). Copies of the definitive proxy statement and the filings with the SEC that are incorporated by reference in the proxy statement are also available, without charge, by directing a request to Hollywood Entertainment Corp., 9275 S.W. Peyton Lane, Wilsonville, Oregon 97070, Attn: Investor Relations.

    The directors and executive officers of Hollywood and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Hollywood's directors and executive officers will be available in the definitive proxy statement. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.

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     Contact:  Financial:  Thomas Johnson
               Movie Gallery, Inc.
               (334) 702-2400

               Media:  Andrew B. Siegel
               Joele Frank, Wilkinson Brimmer Katcher
               (212) 355-4449 ext. 127

SOURCE  Movie Gallery, Inc.
    -0-                             04/18/2005
    /CONTACT:  Financial - Thomas Johnson of Movie Gallery, Inc.,
+1-334-702-2400; or Media - Andrew B. Siegel of Joele Frank, Wilkinson Brimmer Katcher, +1-212-355-4449, ext. 127 /
    /Web site:  http://www.moviegallery.com